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                                                                  EXHIBIT 10.91

                          PURCHASE AND SALE AGREEMENT



         THIS AGREEMENT ("Agreement") is made and entered into on this ____ day of December, 1995, by and between OVERLOOK LODGE LIMITED LIABILITY COMPANY, a Colorado limited liability company ("Seller"), and PREFERRED EQUITIES CORPORATION, a Nevada corporation ("Purchaser"). In consideration of the mutual covenants and promises herein set forth, the parties agree as follows:

          1. PURCHASE AND SALE. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller that certain parcel of real property (the "Land") commonly known as Overlook Lodge located at 1000 Highpoint Drive, Steamboat Springs, Routt County, Colorado, as more particularly described on Exhibit "A" attached to this Agreement, together with all of Seller's right, title and interest in and to all of the following property and rights:

         (a) All improvements located on the Land, including buildings, structures and other facilities (the "Improvements"). The Land and the Improvements are hereinafter collectively referred to as the "Realty";

         (b) All fixtures, equipment, furniture and items of personal property used in the operation, repair and maintenance of the Realty, and situated on the Realty (the "Personalty");

         (c) All trademarks, tradenames including but not limited to "Overlook Lodge", licenses, leases, permits, franchise agreements, authorizations and approvals, if any, pertaining to ownership and/or operation of the Realty which are separable and transferable, including but not limited to the Contracts, Insurance Policies, Licenses, Plans and Studies, as defined in Section 6. hereof; and

         (d) All strips and gores of land lying adjacent to the Realty (but which are not otherwise part of the Property, as hereafter defined), together with all easements, privileges, rights-of-way, riparian and





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                 other water rights, and appurtenances pertaining to or
                 accruing to the benefit of the Realty that are owned or controlled by Seller, if any.



The Realty and all of the other property and rights described in this Section
1. and Section 6. to the extent Contracts acceptable to Purchaser are assigned to Purchaser pursuant to 14(f) hereof are hereinafter collectively called the "Property".

          2.     PURCHASE PRICE.   The purchase price to be paid by Purchaser
to Seller for the Property is Three Million Two Hundred Fifty Thousand and No/100 ($3,250,000.00) Dollars (the "Purchase Price").

          3. TERMS OF PAYMENT. The Purchase Price shall be paid to Seller as follows:

          (a) $25,000 deposit as part down payment (hereinafter referred to, together with any additional down payments and any interest earned thereon, as the "Earnest Money"), delivered to the Escrow Agent, (defined in Section 4.), on November 21, 1995;


          (b) An additional $75,000 in Earnest Money, payable to the Escrow Agent upon execution of this Agreement; and


          (c) The balance of the Purchase Price will be payable in cash to Seller at Closing (defined in Section 4.).



          4. CLOSING DATE. The sale of the Property from Seller to Purchaser will be closed (the "Closing") through an escrow (the "Escrow"), in accordance with customary escrow closings for Routt County, Colorado, established with Eagle County Title Corporation, 953 South Frontage Road West, Suite 100, Vail, Colorado 81657, Attn: Norman Larkins ("Escrow Agent"). The Escrow Agent shall deposit the Earnest Money in an interest-bearing account with a federally insured Colorado commercial bank (the "Earnest Money Deposit") until the expiration of the Inspection Period at which time the Escrow Agent shall either (i)





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deliver the Earnest Money to Seller if Purchaser does not terminate this
Agreement or (ii) return the Earnest Money to Purchaser if Purchaser elects to terminate this Agreement pursuant to Section 7. If Purchaser elects not to terminate this Agreement on or before the expiration of the Inspection Period, then prior to such delivery of the Earnest Money Deposit to Seller, the Escrow Agent shall record in the Routt County Colorado real property records, pursuant to an escrow instruction executed contemporaneously herewith, a memorandum of this Agreement against the Land (the "Lien"), and thereafter, other than for non-performance by Seller, the Earnest Money Deposit shall be considered non-refundable, so long as Seller continues to be in compliance with all of its obligations under this Agreement. Purchaser shall provide Seller and Escrow Agent with written notice of the date of Closing (the "Closing Date") not later than thirty (30) calendar days prior to the Closing Date. If Purchaser does not terminate the Agreement and the Earnest Money is delivered to Seller, the Earnest Money will be credited against the Purchase Price at Closing. The Earnest Money to be credited against the Purchase Price will be increased by a per diem accrual of imputed interest on the Earnest Money calculated from the date of disbursement to Seller to and including the Closing Date, by dividing the annual rate of interest paid by the depository holding the Earnest Money Deposit on the date of disbursement to Seller by 360, times the number of days from the Earnest Money delivery date to Seller to and including the Closing Date.





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         The Closing Date shall occur on or before April 30, 1996 unless extended as provided herein; however, in no event shall the Closing occur prior to April 15, 1996 or later than September 30, 1996 (the "Outside Closing Date").

          4A. EXTENDED CLOSING DATE. Purchaser shall have five (5) options to extend the Closing Date from the last business day of the month commencing April 30, 1996 (each hereinafter referred to respectively as a "Monthly Extension") to the last day of the next following month; however, in no event shall the closing occur later than the Outside Closing Date. Each Monthly Extension shall be exercised by delivery to the Seller of $25,000.00 paid by check, on or before the last day of the month for the ensuing monthly extension. Monthly Extension payments shall not be credited against the Purchase Price and shall be a payment made directly to Seller in consideration for the extension of the Closing Date.

         In the event the Closing occurs after April 30, 1996, on a Closing Date other than the last day of a given month, then the Monthly Extension payment for said month will be prorated as of the Closing Date.

          5. TITLE. Within ten (10) days following execution of this Agreement by both parties, Seller, at Seller's expense, shall deliver to Purchaser a commitment (the "Commitment") for an owner's ALTA Form B Marketability title insurance policy from Chicago Title Insurance Company (the "Title Policy"). The Commitment is to be ordered through Commonwealth Land Title Company of Dallas, 717 North Harwood Street, Suite 2610, Maxus Energy Tower, Dallas, TX 75201, Attn: Tim Hardin ("Title Company") who shall utilize Escrow Agent for the abstract/title work, in favor of Purchaser in the amount of the Purchase Price. The Commitment shall be endorsed and updated at Seller's expense within ten (10) days before Closing. The Title Policy will be delivered to Purchaser at Seller's expense at Closing. The Commitment, any endorsement or update thereof, and the Title Policy shall show Seller to be vested with good, marketable and





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insurable fee simple title to the Realty, free and clear of all liens, encumbrances and other matters, except only the following (the "Permitted Exceptions"):



         (a) Ad valorem real estate taxes for the year of Closing, provided same are not then due and payable, and subsequent years;



         (b) All applicable zoning ordinances and regulations, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property and/or Purchaser's intended use of the Property as an interval ownership (timeshare) resort (the "Intended Use");



         (c) Those matters acceptable to Purchaser as determined and shown on Exhibit "B", to be attached prior to the expiration of the Inspection Period; and



         (d) Restrictions or matters appearing on the plat or otherwise common to the subdivision of which the Property might be a part, none of which shall prohibit or otherwise interfere with all uses presently being made of the Property and/or Purchaser's Intended Use of the Property.



         Title shall be deemed good, marketable and insurable only if the Commitment allows for issuance of the Title Policy effective as of Closing Date at minimum promulgated risk rate premiums, without any guarantees and without any exceptions, standard or otherwise, other than the Permitted Exceptions. Purchaser shall have until the expiration of thirty (30) days (the "Title Review Period") from receipt of the Commitment and hard copies of all items noted as exceptions therein, within which to examine same. Purchaser, at its expense, shall order a survey (the "Survey") immediately upon execution of this Agreement and Purchaser shall have until the expiration of thirty (30) days (the "Survey Review Period") from receipt of the Survey to examine same; however, in no event shall the Title Review Period or the Survey Review Period extend beyond the Inspection Period. If Purchaser finds title or the data shown on the Survey to be defective, Purchaser





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shall, no later than the expiration of the Title Review Period or Survey Review
Period, notify Seller in writing specifying any such defect(s) (the "Defects") (which Defects shall also include any UCC-1 Financing Statements filed against any of the Personalty with the Colorado Secretary of State); provided that if Purchaser fails to give Seller written notice of Defects before the expiration of the Title Review Period or the Survey Review Period, then any such Defects shown in the Commitment or Survey shall be described on Exhibit "B" and shall be deemed to be waived as title objections to Closing. Purchaser may raise as additional objections, however, any matters first shown by the endorsement of the Commitment. If Purchaser has given Seller timely written notice of Defects and the Defects cause title to the Property to be other than as represented in this Agreement, Seller shall use its best efforts to cause such Defects to be cured by the Closing Date, but shall be under no obligation to pay any sum of money to obtain a cure, except for the removal by payment, bonding, or otherwise of any lien against the Property capable of removal by the payment of money or bonding. In the event that Seller is unable or not obligated hereunder to cure a Defect, Seller shall give Purchaser written notice of any such Defect(s) and Purchaser, within ten (10) days of receipt of such written notice shall have the option of either: (i) waiving such Defect(s); or (ii) cancelling this Agreement, in which event the Escrow Agent shall return the Earnest Money Deposit to Purchaser. In the event that Seller does not eliminate any Defects not waived by Purchaser pursuant to the preceding sentence as of the Closing Date, Purchaser shall have the option of either: (i)





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Closing and accepting the title "as is," and deducting from the Purchase Price the amount of any lien or encumbrance which can be satisfied by the payment of money; or (ii) cancelling this Agreement in which event the Escrow Agent shall return the Earnest Money Deposit to Purchaser, whereupon both parties shall be released from all further obligations under this Agreement, except only for those obligations which are intended to survive Closing and/or any earlier termination of this Agreement, unless such Defects were caused by Seller's willful act or willful omission subsequent to the execution hereof, in which event Seller shall remain liable to Purchaser for damages caused thereby. Seller shall execute appropriate documents as required for "gap coverage" by the title insurer.

          6. DELIVERIES. Within ten (10) days following execution of this Agreement by both parties (and thereafter, as applicable), Seller shall deliver to Purchaser true, correct and complete copies of:



         (b) All contracts, franchise agreements, pre-paid reservation deposits or other reservation agreements, leases, tenancies, arrangements, licenses, concessions, easements, service arrangements, employment contracts or agreements, brokerage agreements, and any and all other contracts or agreements, either recorded or unrecorded, written or oral, affecting the Property or any portion thereof, or the use thereof (the "Contracts"), a true, correct and complete list of which Contracts shall be attached hereto as Exhibit "C", and all new Contracts hereafter entered into by Seller as, and solely to the extent, permitted hereby;



         (c) All insurance policies presently in effect relating to the Property or any portion thereof or the use thereof, including but not limited to fire and extended coverage, liability insurance, workmen's compensation insurance and flood insurance (the "Insurance Policies");





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         (d)     All certificates of occupancy, access permits, liquor
                 licenses, food and beverage licenses, permits, licenses, authorizations or approvals (other than those which are no longer in effect) issued by any governmental body or agency having jurisdiction over the Property, related to the ownership and/or operation of the Property (the "Licenses");


         (e) The bill or bills issued for the years 1993, 1994 and 1995 when available for real estate and personal property taxes and any subsequently issued notices pertaining to real estate or personal property taxes or assessments applicable to the Property;


         (f) All engineering and architectural plans and as-built plans, specifications, and drawings relating to the Property (the "Plans") and all engineering and environmental studies or audits relating to the Property ("Studies"), which are within the control or possession of Seller.



         Furthermore, following execution of this Agreement by both parties (and thereafter, as applicable) Seller shall make available to Purchaser during normal business hours at the offices of Seller on the Realty, all documents, books and records, and other relevant information relating to the ownership and operation of the Property, including but not limited to:


         (aa) The bill or bills issued in the years 1993, 1994, and 1995 to date for utility usage at the Property; and


         (bb) Operating and financial statements for the Property, including but not limited to, profit and loss statements, balance sheets, and payroll records for the years 1993, 1994 and 1995 year to date.


          7. CONDITIONS PRECEDENT. The obligation of Purchaser to proceed to Closing shall be subject to the following conditions precedent to Closing:



         (a) Purchaser shall have until March 1, 1996 (the "Inspection Period") to examine the Contracts, the Insurance Policies, the Licenses, the Plans and the Studies to decide whether they are satisfactory to Purchaser and to make such physical, zoning, land use, environmental, and other examinations, inspections and investigations of the Property or the use or operation thereof which Purchaser, in Purchaser's sole discretion, may determine to make. In the event Purchaser is not satisfied with any of the foregoing, determined in Purchaser's sole and absolute discretion for any or no reason, Purchaser may cancel this transaction as hereinafter provided.


         (b)     Purchaser shall have until the expiration of the



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                 Inspection Period to make a physical inspection(s) of the
                 Property by architects, engineers, and/or environmental specialists, and/or other agents, and/or employees of Purchaser's choice, for the purpose of determining the condition and suitability of the Property. In the event that, based upon such inspection, Purchaser is not satisfied with the condition of the Property, determined in Purchaser's sole discretion for any or no reason, Purchaser may cancel this transaction as hereinafter provided.

         (c) As of the Closing, there shall be no leases, contracts, arrangements or any other agreements of any nature whatsoever, whether oral or written, other than the Contracts that are acceptable to Purchaser, affecting the Property, that cannot be cancelled by Purchaser upon not more than thirty (30) days' notice and without payment of premium or charge therefor.

         (d) As of the Closing, there shall be no advance reservations for post-Closing guest room occupancy and all guest rooms at the Property shall be free and clear of any and all occupants.

         (e) As of the Closing, all of Seller's employees employed at the Property shall be re-assigned or terminated, and no such employees shall have any claim whatsoever against Purchaser and/or the Property for back wages, withholding taxes or any other matter.

         (f) At all times during the term of this Agreement and as of Closing, all of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects.

         In the event any of the foregoing conditions precedent are not fulfilled as of the Closing Date (or earlier date as specified in subsection
(a) and (b) above where written notice of cancellation must be given on or before expiration of the Inspection Period), then Purchaser shall have the option of either: (i) waiving the condition and closing "as is", without reduction in the Purchase Price or claim against Seller therefor, or (ii) cancelling this Agreement by written notice to Seller given by not later than the Closing Date, in which event the Seller shall return the Earnest Money Deposit to Purchaser,





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whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated to survive termination or Closing of this transaction.

          8. SELLER'S REPRESENTATIONS. As a specific inducement for Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser and agrees with Purchaser as follows:

         (a) Seller has not entered into any pre-paid or other reservation agreements, leases, tenancies, occupancy agreements, contracts, arrangements, licenses, concessions, easements, or other agreements, including, without limitation, service arrangements and employment agreements, either recorded or unrecorded, written or oral, affecting the Property, or any portion thereof or the use thereof, other than the Contracts and the Insurance Policies. Each of the Contracts: (i) is in good standing and not in default or would be in default subject to the giving of notice or passage of time or both,
                 (ii) fully assignable to Purchaser without any change in the terms and provisions thereof, and (iii) except as expressly provided to the contrary on Exhibit "C", may be cancelled by Purchaser upon not more than thirty (30) days notice without payment of premium or penalty therefor. No tenant occupying space under a lease or any other agreement (i) has prepaid any rent or any other sums, (ii) is holding over contrary to the wishes of Seller, (iii) is entitled to the construction of any tenant improvements or common area improvements, (iv) has any right to set off against any amount of rent due or to become due, and (v) has no understanding or agreement with Seller regarding occupancy or any other usage of the Property except as expressly shown on Exhibit "C". Seller shall not modify any of the Contracts, or the Insurance Policies nor shall Seller cancel or permit the cancellation of any of the Insurance Policies, and Seller shall not enter into any new Contract or other agreement affecting the Property, or any portion thereof or the use thereof, other than for month to month tenancies cancelable at will and Property room reservations for occupancy to the Closing Date, without the prior written consent of Purchaser.

         (b) To the best of Seller's knowledge, Seller has received no written notice of: (i) any pending improvement liens to be made by any governmental authority with respect to the Property; (ii) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Property; (iii) any





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                 pending or threatened lawsuits with respect to the Property;
                 (iv) any pending or threatened condemnation proceedings with respect to the Property; or (v) any defects or inadequacies in the Property which would adversely affect the insurability of the Property or increase the cost thereof.

         (c) To the best of Seller's knowledge, Seller has received no written notice of any fact or condition which would result in the termination or impairment of access to the Property or the discontinuation of necessary sewer, water, electric, gas, telephone or other utilities or services to the Property.

         (d) To the best of Seller's knowledge, all of the structural elements, mechanical systems, utility systems and roofs of the Property, and all of the Personalty included in this transaction, are in good working order as of the Closing Date and as of the Closing Date are not in need of repair or replacement, ordinary wear and tear and routine maintenance excepted. This Seller representation and warranty shall terminate at Closing.

         (e) During the period between the date of this Agreement and Closing, Seller shall continue to operate and manage the Property in a prudent, businesslike and responsible manner consistent with its operation and management prior to the date of this Agreement, except for the restrictions herein on advance reservations, and keep same clear of accumulations of trash, debris or overgrowth of vegetation. Seller shall: (i) continue to maintain all of the present services to the Property, (ii) make all repairs and replacements in the ordinary course of business to the Property, (iii) not remove any of the Personalty from the Property except in replacement of same, and (iv) maintain the Insurance Policies in full force and effect. In addition, Seller shall make all payments due prior to Closing in connection with the Property, including all utility payments and payments on any other obligations affecting the Property. Any alterations, installations, decorations, repairs (other than emergencies) and other work to be performed by Seller prior to Closing, must be first approved by Purchaser.

         (f) Except only for those Defects which are to be satisfied and released at Closing, Seller is vested with good, marketable and insurable fee simple title to the Realty subject only to the Lien, if and when recorded and the Permitted Exceptions as provided herein; and Seller is vested with good and marketable title to all of the Personalty free of all financing and other liens or encumbrances (except only for those which are to be satisfied and released at Closing).





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         (g)     Seller shall comply prior to Closing with all laws, rules, regulations, and ordinances of all governmental authorities having jurisdiction over the Property. Seller shall be responsible for and shall promptly pay all amounts owed for labor, materials supplied, services rendered and/or any other bills or amounts related to Seller and Seller's ownership and/or operation of the Property prior to Closing. Prior to Closing Seller shall cooperate with Purchaser in obtaining, or filing to obtain, any and all licenses and governmental approvals deemed necessary by Purchaser for Purchaser's Intended Use of the Property, including executing any and all applications as may be required or necessary.

         (h) Prior to Closing, no portion of the Property nor any interest therein, beneficial or otherwise, shall, except for any existing debt that is to be repaid at Closing, be alienated, encumbered (other than by the Lien, if and when recorded), conveyed or otherwise transferred. In addition, Seller shall not initiate any negotiations for the potential sale of the Property with any third party during the term hereof.

         (i) Seller is a limited liability company duly formed and validly existing under the laws of the State of Colorado. The execution, delivery and performance of this Agreement by Seller have been duly authorized and no consent of any other person or entity to such execution, delivery and performance is required to render this document a valid and binding instrument enforceable against Seller in accordance with its terms. Neither the execution of this Agreement or the consummation of the transactions contemplated hereby will: (i) result in a breach of, or default under, any agreement to which Seller is a party or by which the Property is bound, or
                 (ii) violate any restrictions to which Seller is subject.

         (j) Seller is not a "foreign person" within the meaning of the United States tax laws and to which reference is made in Internal Revenue Code Section 1445(b)(2).

         (k) To the best of Seller's knowledge, without any independent investigation or inquiry, but excluding the review of a Phase I Environmental Assessment which may be supplied to Seller by and through Purchaser, there has not been and there is not now: (i) any Hazardous Substance (as hereinafter defined) present on the Realty, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Realty, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations,





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                 ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. Seller has not received any notice from any governmental authority regarding the presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

         (l) Except as is disclosed on Exhibit "C", there will be no pre-paid reservation deposit agreements allowing for guest room occupancy later than April 15, 1996, leases or other occupancy agreements, either written or oral, which affect the Property and Seller will have exclusive possession of the Property as of the Closing Date.

                 All representations and warranties made herein by Seller shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time, and all of such representations and warranties shall survive the Closing (except as to Section 8 (d) above which shall terminate at Closing, and except to the extent the party relying on such representation or warranty has knowledge or notice of a defect prior to the Closing but nevertheless elects to consummate the Closing); provided, however, that all representations and warranties (other than those expressed in the Closing Documents as defined in Section 14), to the extent not the basis of litigation instituted within six (6) months after the Closing (time being of the essence), shall automatically expire and be of no further force or effect.

         PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTION 8 HEREOF AND THE SPECIAL WARRANTY DEED, THE BILL OF SALE AND OTHER CLOSING DOCUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTY, GUARANTY OR
REPRESENTATIONS, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY,





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INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY
THEREOF AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON AND (ii) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. PURCHASER ACKNOWLEDGES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT OR IN DOCUMENTS OR INFORMATION DELIVERED BY SELLER TO PURCHASER PURSUANT TO THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER ACKNOWLEDGES THAT ANY INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (i) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND (ii) MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT OR IN DOCUMENTS OR INFORMATION DELIVERED BY SELLER TO PURCHASER PURSUANT TO THIS AGREEMENT.
SUBJECT TO SECTION 8 HEREOF, PURCHASER AGREES TO ACCEPT THE PROPERTY, AND ACKNOWLEDGES THAT THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE BY SELLER, ON AN "AS IS, WHERE IS, AND WITH ALL FAULTS" BASIS. PURCHASER
EXPRESSLY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 8 HEREOF AND ANY WARRANTY OF TITLE CONTAINED IN THE
SPECIAL WARRANTY DEED, BILL OF SALE OR OTHER CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, SELLER MAKES NO WARRANTY OR REPRESENTATION
OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, WITH RESPECT TO THE PROPERTY.

         FURTHER, EXCEPT AS SET FORTH IN SECTION 8 HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRESENCE ON OR BENEATH THE PROPERTY (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS SUBSTANCES OR MATERIALS WHICH ARE CATEGORIZED AS HAZARDOUS OR TOXIC UNDER ANY LOCAL, STATE OR FEDERAL LAW, STATUTE, ORDINANCE, RULE OR REGULATION PERTAINING TO ENVIRONMENTAL OR SUBSTANCE REGULATION, CONTAMINATION, CLEANUP OR DISCLOSURE AND SHALL HAVE NO LIABILITY TO PURCHASER THEREFORE. BY ACCEPTANCE OF THIS AGREEMENT AND THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT THE CLOSING, PURCHASER ACKNOWLEDGES THAT PURCHASER'S OPPORTUNITY FOR

INSPECTION AND INVESTIGATION OF THE PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO) WILL BE ADEQUATE TO ENABLE PURCHASER TO MAKE PURCHASER'S OWN DETERMINATION WITH RESPECT TO THE PRESENCE ON OR BENEATH THE PROPERTY (AND OTHER PARCELS IN PROXIMITY THERETO) OF SUCH HAZARDOUS SUBSTANCES OR MATERIALS, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, PURCHASER ACCEPTS THE RISK OF THE PRESENCE OF ANY SUCH SUBSTANCES OR MATERIALS. NOTHING CONTAINED HEREIN IS INTENDED TO (i) RELIEVE SELLER FROM ANY LIABILITY IT MAY HAVE TO PURCHASER OR TO THIRD PARTIES WITH RESPECT TO ENVIRONMENTAL MATTERS ARISING UNDER LOCAL, STATE, OR FEDERAL ENVIRONMENTAL LAW, STATUTE, RULE OR REGULATION OR (ii) IMPOSE UPON PURCHASER ANY IMPLIED INDEMNITY TO SELLER WITH RESPECT TO SUCH ENVIRONMENTAL MATTERS.

         IF DESIRED BY SELLER, THE LANGUAGE CONTAINED IN THIS SECTION OF THE AGREEMENT SHALL BE INCORPORATED INTO ANY AND ALL DOCUMENTS EXECUTED IN CONNECTION WITH THE CLOSING OF THE SALE OF THE PROPERTY TO PURCHASER.

          9. REPRESENTATIONS OF PURCHASER. As a specific inducement for Seller to enter into this Agreement, Purchaser, to the best of its knowledge and belief, represents that the execution, delivery and performance of this Agreement by Purchaser, subject to review and approval of the Board of Directors, or Executive Committee thereof, of Purchaser, which review and approval will be completed by the end of the Inspection Period, shall be the legal, valid and binding agreement of the Purchaser.

         10. DEFAULT PROVISIONS. In the event of the failure or refusal of the Purchaser to close this transaction on or before the Closing Date as same may be extended pursuant to the terms hereof, without fault on Seller's part and without failure of title or any conditions precedent to Purchaser's obligations hereunder, Seller shall receive or retain the Earnest Money Deposit as agreed upon liquidated damages for said breach and as Seller's sole and exclusive remedy for default of Purchaser, whereupon the parties shall be relieved of all further obligations hereunder, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction.

         In the event of a default by Seller under this Agreement, Purchaser at its option shall have the right to: (i) receive the return of the Earnest Money Deposit from Seller whereupon the parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, unless the default was caused by the willful act, willful omission, or the material misrepresentation of Seller in which event Seller shall continue to be liable for damages caused thereby, anything to the contrary notwithstanding, or, alternatively, (ii) seek specific performance of the Seller's obligations hereunder and/or any other equitable remedies, without thereby waiving damages.

         Notwithstanding the foregoing, in the event of a default by either party of any obligation which specifically survives Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity. The provisions hereof shall survive Closing.

         11. PRORATIONS. Real estate and personal property taxes, Insurance Policies (if assignable and assumed by Purchaser), rents (whether or not actually collected), interest, costs and revenues, Monthly Extension payment, if any, and all other proratable items shall be prorated as of the Closing Date. Seller shall be responsible for the payment of all utility bills and shall receive credit for any prepaid utility deposits as of the Closing Date. Seller shall pay all sales and/or use tax due on revenues received and purchases made at or prior to the Closing Date and shall comply with all statutory provisions necessary for Purchaser to avoid transferee liability for same. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon the taxes for the prior year, and at the request of either party, the taxes for the year of Closing shall be reprorated and adjusted when the tax bill for such year is received and the actual amount of taxes is known. The provisions of this section shall survive the Closing.

         12. IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements as of the Closing Date, if any, shall be paid in full by Seller, and pending liens for governmental improvements as of the Closing Date shall be assumed by the Purchaser, provided that where the improvement has been substantially completed as of the Closing Date, such pending lien shall be considered certified.

         13.     CLOSING COSTS.  The parties shall bear the following costs:

         (a) The Purchaser shall be responsible for payment of the following: (i) the cost of examining the Commitment and updating and/or obtaining the Survey, (ii) any and all costs and expenses of architectural, engineering and other inspection and feasibility studies and reports incident to Purchaser's inspections, and (iii) clerk's recordation fees for recording the special warranty deed.

         (b)     The Seller shall be responsible for payment of the following:
                 (i) any costs associated with issuance of the Commitment (including the premium for the Title Policy); and (ii) any transfer taxes in connection with the delivery of the deed and bill of sale including documentary stamp tax and surtax, and
                 (iii) recording costs on documents necessary to clear title.

         (c) Each party shall pay its own legal fees except as provided in Section 22(c) below.

         (d)     The parties shall equally share the cost of Escrow.

         14. CLOSING. The Closing shall be held at the offices of the Escrow Agent.

         At Closing, Seller shall execute and deliver to Purchaser through Escrow the following Closing Documents:

         (a) a good and sufficient special warranty deed subject only to the Permitted Exceptions;

         (b) an appropriate mechanic's lien affidavit, sufficient in form and content for any title insurance company to delete the standard exceptions for mechanic's liens, and, to the extent of work performed in the ninety (90) days prior to Closing, appropriate releases and indemnities to allow Purchaser to obtain title insurance coverage over any unfiled liens;

         (c)     an affidavit of exclusive possession;

         (d) an appropriate bill of sale with special warranty of title for the Personalty;

         (e) a non-foreign affidavit and/or certificate pursuant to Section 8(j) above;

         (f) appropriate assignments and originals of all Contracts acceptable to Purchaser pursuant to Section 7(c) hereof including leases, deposits, Licenses, easements, and rights-of-way;

         (g) assignments and originals of any of the Insurance Policies, contract rights, guarantees and warranties, intangible rights and other property and rights included in this transaction that Purchaser elects to take by assignment;

         (h) appropriate evidence of Seller's formation, existence and authority to sell and convey the Property;

         (i) an appropriate "gap" affidavit and/or indemnity as required by the title insurer;

         (j)     The Title Policy;

         (k) estoppel certificates and attornment agreements acceptable to Purchaser for all leases acceptable to Purchaser that are not cancelable upon the giving of thirty (30) days notice or less;

         (l) proof, satisfactory to Purchaser, of payment of all employee wages and associated payroll taxes; and

         (m) such other items as may be required by Escrow Agent to consummate the Closing.

         At Closing, Purchaser shall deliver through Escrow to the Seller:

         (a)     The balance of the Purchase Price in cash; and

         (b) Such other documents as may be required by Escrow Agent to consummate the Closing.

         At Closing, Seller and Purchaser shall each execute counterpart Closing statements and such other documents as are reasonably necessary to consummate this transaction.

         15.     NO BROKERAGE COMMISSION OR FINDER'S FEE.   Except for Seller's
separate agreement with Colorado Group Realty, Inc. (the "Broker") and Broker's separate agreement with any other broker or finder with respect to the splitting of any of Broker's fee, each party hereto represents to the other that it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that it has not dealt with any broker or finder purporting to act on behalf of any other party, other than for any sums owed Broker by Seller which are the sole and specific responsibility of Seller, and each party hereto agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any agreement, arrangement, or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

         16. ASSIGNABILITY. Purchaser shall be entitled to assign its rights hereunder to any affiliate of Purchaser, provided that upon any such assignment the assignee assumes all obligations of Purchaser hereunder, and Purchaser shall not be released from its obligations hereunder.

         17. INSPECTIONS. With respect to the inspections contemplated under Sections 6 and 7 of this Agreement, Seller agrees to allow Purchaser and Purchaser's agents complete access to the Property to conduct engineering, environmental and other studies or tests on the Property, provided, however, that (i) the cost and expenses of Purchaser's investigations and tests shall be borne solely by Purchaser, (ii) prior to the expiration of the Inspection Period, Purchaser shall restore the Property to the condition which existed prior to Purchaser's entry thereon and investigation thereof, (iii) in the event the Closing does not occur and Seller is not in breach of this Agreement, Purchaser shall deliver to Seller copies of all tests, reports and inspections owned by Purchaser and conducted by Purchaser with respect to the Property, and
(iv) Purchaser shall not permit any mechanic's or materialmen's liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any studies or tests conducted pursuant to this section. The foregoing covenants and agreements of Purchaser shall survive any termination of this Agreement. All information furnished by Seller to Purchaser in accordance with this Agreement or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser and prior to Closing, Purchaser will use its best efforts to prevent its agents and employees from divulging such information except to parties reasonably necessary to analyze and investigate such information including, but not limited to, Purchaser's attorneys and representatives and prospective lenders. Purchaser shall indemnify, defend, and hold Seller harmless from and against any claims, liabilities, causes of action, damages, losses and expenses(including reasonable attorneys' fees) incident to, resulting from or in any way arising out of any tests or inspections conducted by Purchaser on the Property. The language contained in this section shall survive Closing and any termination of this Agreement.

         18. ESCROW AGENT. The Escrow Agent and Title Company shall not be liable for any actions taken in good faith, but only for its gross or willful negligence. Purchaser and Seller hereby agree to indemnify and hold the Escrow Agent and Title Company harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) the Escrow Agent and Title Company may incur or be exposed to in its capacity as escrow agent hereunder except for that caused by Escrow Agent's or Title Company's gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead said amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all obligations hereunder. So long as the Earnest Money Deposit is deposited with a federally insured Colorado commercial bank, the Escrow Agent shall not be liable for any failure of the Earnest Money Deposit depository.

         19. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by recognized overnight courier (such as Federal Express), sent by facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage prepaid envelope, and addressed as follows:

         If to the Purchaser:     Preferred Equities Corporation
                                  4310 Paradise Road
                                  Las Vegas,  NV  89109
                                  Attn:  Fred Conte,
                                  Executive Vice President
                                  Fax No. (702) 369-4398

         With a copy to:          Preferred Equities Corporation
                                  4310 Paradise Road
                                  Las Vegas, Nevada  89109
                                  Attn:  Jon A. Joseph, Esq.
                                  Fax No. (702) 369-4398

         and a copy to:           John P. Holloway, Jr., Esq.
                                  330 South Lincoln, #222
                                  P.O. Box 770908
                                  Steamboat Springs, CO 80477
                                  Fax No. (970) 879-5621

         If to the Seller:        Overlook Lodge Limited Liability Co.
                                  c/o EFO Holdings, Inc.
                                  1111 West Mockingbird Lane,#1400
                                  Dallas,  TX  75247
                                  Attn:  Kathryn R. Esping, Manager
                                  Fax No. (214) 905-2307

         With a copy to:          Mr. Jim Cook
                                  Colorado Group Realty, Inc.
                                  2145 Resort Drive, Suite 205
                                  P.O. Box 880045
                                  Steamboat Springs,  CO 80488
                                  Fax No. (970) 870-2803

         With a copy to:          Robert L. Abbott, Esq.
                                  Stutzman & Bromberg, P.C.
                                  2323 Bryan Street, Ste. 2200
                                  Dallas, TX  75201
                                  Fax No. (214) 969-4999

         If to Escrow Agent:      Eagle County Title Corporation
                                  953 South Frontage Road West, #100
                                  Vail,  CO  81657
                                  Attn:  Norman Larkins
                                  Fax No. (970) 476-6426

Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery, notices transmitted by facsimile shall be deemed given on the date sent provided that the transmitting machine confirms transmission in writing (or otherwise, upon actual receipt by the other party) and notices mailed in accordance with the foregoing shall be deemed given three (3) days after deposit in the U.S. mails. Signatures on documents transmitted via facsimile shall be binding as if an original signature. A copy of all notices shall be provided to the Escrow Agent.

         20. RISK OF LOSS. Seller shall continue to bear the risk of loss up to and including the Closing Date. The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted. Seller shall not remove anything from the Property between now and Closing except for replacements in the ordinary course of business. In the event that the Property or any material portion thereof is taken by eminent domain prior to Closing, Purchaser shall have the option of either: (i) cancelling this Agreement and receiving a refund of the Earnest Money Deposit whereupon both parties shall be relieved of all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, or (ii) Purchaser may proceed with Closing in which case Purchaser shall be entitled to all condemnation awards and settlements. In the event that the Improvements and/or Personalty are damaged or destroyed by fire or other casualty prior to Closing, Seller shall have the option to repair and restore the Property to the same condition as before the fire or casualty and the Closing Date shall be deferred for up to sixty (60) days to permit such repair and restoration. If Seller elects not to repair and restore or if Seller is unable to repair and restore within such sixty (60) day period, then Purchaser shall have the option of either: (i) cancelling this Agreement and receiving a refund of the Earnest Money Deposit, whereupon both parties shall be released from all further obligations under this Agreement, except those obligations which are specifically stated herein to survive the termination or Closing of this transaction, or (ii) proceeding with Closing in which case Purchaser shall be entitled to all insurance proceeds and to a credit equal to the insurance deductibles.

         21. INDEMNITY. Seller shall indemnify and hold Purchaser harmless from any and all liability, including costs and attorneys' fees (at trial and all appellate levels) for:

         (a) Any sales tax due on any rentals or sales prior to the Closing;

         (b) Any charges under contracts for services to the Property existing now or at any time prior to Closing;

         (c) Any security deposits of tenants received by Seller prior to Closing;

         (d) Any personal property taxes remaining unpaid for calendar years prior to the year of Closing;

         (e) Any claims made against Purchaser or the Property by Seller's employee(s) employed at the Property;

         (f) Any claims made against Purchaser by persons who claim to have pre-paid lodging expenses in association with post-Closing reservations;

         (g) Any claims made against Purchaser or the Property by persons or governmental agencies who claim monies due, for periods prior to Closing, for wages or other payments for employee(s) benefits and any and all payroll taxes, including but not limited to, federal, state, local and other tax withholdings and federal and state unemployment taxes; and



         (h) Any material misrepresentations made by Seller, except for the representation under Section 8(d) which shall be accurate at Closing, but which shall not survive Closing.

         Purchaser shall indemnify and hold Seller harmless from any and all liability, including cost and attorneys' fees (at trial and all appellate levels) and claims which might be made against the Seller relating to the ownership and operation of the Property after the Closing.

         The provisions of this section shall survive the Closing, except the provisions in section 21 (h) above which shall terminate 180 days from the Date of Closing.

         22.     MISCELLANEOUS.

         (a) This Agreement shall be construed and governed in accordance with the laws of the State of Colorado. All of the parties to this Agreement have been represented by competent counsel and have participated fully in the negotiation and preparation hereof; and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

         (b) In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

         (c) In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and court costs at all trial and appellate levels. The provisions of this subsection shall survive the Closing coextensively with other surviving provisions of this Agreement.

         (d) Time is of the essence of this Agreement. If any date upon which, or by which, action required under this Agreement is a Saturday, Sunday or legal holiday recognized by the Federal government and/or the State of Colorado, then the date for such action shall be extended to the first day that is after such date and is not a Saturday, Sunday or legal holiday recognized by the Federal government and/or the State of Colorado.

         (e) In construing this Agreement, the singular shall be held to include the plural, the plural shall include the singular, the use of any gender shall include every other and all genders, and captions and section headings shall be disregarded.

         (f) All of the exhibits attached to this Agreement are incorporated in, and made a part of, this Agreement.

         23. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto constitute the entire agreement between the parties and there are no other agreements, representations or warranties other than as set forth herein. This Agreement may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

    EXECUTED as of the date first above written in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.

                                        SELLER:

                                        OVERLOOK LODGE LIMITED LIABILITY
                                        COMPANY, A Colorado limited
                                        liability company


                                        By:____________________________________
                                        Name:__________________________________
                                        Title:_________________________________


Witnessed by:

_____________________________
                                        PURCHASER:

                                        PREFERRED EQUITIES
                                        CORPORATION, a Nevada
                                        corporation


                                        By:  ________________________
                                        Name:  Frederick H. Conte
                                        Title: Executive Vice President
Witnessed by:



_____________________________





                                  Exhibit "A"

                               Title Description

                                  Exhibit "B"

                              Permitted Exceptions

                                  Exhibit "C"

                                   Contracts